EXHIBIT 10(c)

                AGREEMENT AND GENERAL RELEASE


	Agreement made as of this 21st day of March 1997, between RICHARDSON ELECTRONICS, LTD., whose principal office is located at 40W267 Keslinger Road, LaFox, Illinois 60147 (the "Company"), and DAVID GILDEN of 1326 Ginger Circle, Ft Lauderdale, FL 33326 (the "Employee").

	WHEREAS, the Employee has been an officer of the Company and/or its subsidiaries for many years and the parties agree that Employee's employment with the Company and/or its subsidiaries as an officer is to be terminated and the Employee will continue to be employed as a non-officer employee of the Company for the period of time herein specified for limited services performed at mutually convenient times to both parties hereto and that the payments provided herein shall be in lieu of any payments under any Company or subsidiary policy relating to termination of Employee's employment as an officer and eventually as an employee at the expiration of employment term provided herein and to resolve and settle all possible claims the Employee may have against or with respect to the Company and/or its subsidiaries; and

	WHEREAS, the Company is in the business of distributing and manufacturing electron tubes, RF transistors, silicon controlled rectifiers ("SCR's") and RF power and microwave semiconductors, data display products and components, security systems and components, (hereinafter "The Business") and in the course of such activities the Company has acquired or developed certain Proprietary Information, as further defined herein, including, but not limited to, information not generally known in the others engaged in the same or similar business to The Business or otherwise or which could not be gathered or obtained without significant expenditure of time, effort and money, which Proprietary Information provides the Company with a competitive advantage in the marketplace in which it competes, and

	WHEREAS, Employee's employment with the Company has involved, and hereafter may involve, positions of trust and confidence; and

	WHEREAS, in the course of his employment with the Company Employee has received, and he hereafter may receive, (1) extensive training in (i) how to successfully purchase and sell products and (ii) operating policies and procedures, and (2) access to Proprietary Information, as further defined herein; and

	WHEREAS, in the course of his employment with the Company, or through his use of the facilities and resources of the Company, Employee may have developed or contributed to the development of, or may in the future develop or contribute to the development of, additional Proprietary Information, as further defined herein; and

	WHEREAS, in the course of his employment with the Company, Employee has had and may hereafter have primary contact with suppliers and customers of The Business and for this reason, the suppliers and customers who have been served and dealt with by Employee may have come or may come to associate the service and business they received with Employee rather than the Company itself;

	NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

	1.	The Company and the Employee agree that the Employee's
employment with the Company and/or its subsidiaries as an officer and any other position with the Company (except non-officer employee of Company as provided in this Agreement) and/or its subsidiaries will cease and terminate on the close of business on May 31, 1997 (the "Termination Date") and Employee hereby resigns as a member of any of the Boards of Directors of subsidiaries of the Company on which he may be serving and any committee thereof and from any officer position therein.

	2.	Employee shall be entitled to payment of his
compensation and benefits, including bonus, as presently being paid through the Termination Date, and 136 hours of pay for earned but unused vacation pay.

	3.	In consideration of Employee's service with the Company
and/or its subsidiaries as an officer and his other promises and agreements made in this Agreement and in full settlement of any and all claims that the Employee may have against the Company, its subsidiaries, their successors, assigns, affiliates, or any of their officers, directors, shareholders, employees, agents or representatives, for compensation or otherwise in connection with his past employment or termination of his employment as an officer of the Company and/or its subsidiaries, the Company agrees to provide the Employee with the following in addition to the compensation referred to in paragraph 2. above:

(a)	The sum of TWO THOUSAND TWO HUNDRED FIFTY DOLLARS
($2,250.00) per month, payable beginning on the 30th day after the Termination Date and continuing thereafter for an additional 55 months, provided, however, that the Employee's right to receive and the Company's obligation to make such payment shall cease in the event of Employee's breach of paragraphs 5, 9, 10 or 11 below;

(b)	As of the date hereof, to forgive the outstanding
balance and interest, if any, on the personal loan made to Employee by the Company, which loan now has a principal balance of $18,306 and accrued interest through February 28, 1997 of $4,013; and

(c)	As of June 1, 1997, without charge, transfer to
Employee ownership and title of Company's 1994 SAAB, Vehicle Identification # YS3AK75EXR7003061.

	4.	The parties agree that after the Termination Date,
Employee will continue to be employed with the Company as a non-officer to work on such matters as may be directly requested by, and under the direct supervision of, Edward J. Richardson through the period from the Termination Date until May 31, 2002. Such requested work shall take into consideration the Employee's health, residence, and personal circumstances, including, without limitation, other employment in which he may be engaged which shall take priority over work to be performed for the Company hereunder, and shall be for limited services provided at mutually convenient times to both parties. Employee's employment under this paragraph and his right to receive compensation as provided for in this paragraph 4 may not be terminated for reasons of the quality of his work. Employee shall not be required to report to any office to perform his work unless specifically requested by Edward J. Richardson and agreed to by Employee, and, except by mutual agreement, shall not be required to perform such work at a location that is beyond 80 miles of his then residence.
Employee's unavailability for work as provided in this paragraph
4 due to health reasons shall not terminate the Company's obligation to make the payments provided for in in paragraph 4(a) below, but, in such event the Company may reduce the amount paid by any disability or other insurance payments to which the Employee, directly or indirectly, is entitled or receives or the benefit of which he receives. In consideration for the promises made by the Employee in this paragraph 4 and subsequent paragraphs, the Company agrees to provide the Employee with the following in addition to the compensation referred to in paragraphs 2 and 3 above:

(a)	Compensation at the rate of FOUR THOUSAND AND NO/100THS
DOLLARS ($4,000.00) per month beginning on the day following the Termination Date and continuing through February 15, 2002, payable in such installments as the regular pay periods of the Company during such period, provided, however, that the Employee's right to receive and the Company's obligation to make such payment shall cease in the event of Employee's breach of paragraphs
5, 9, 10 or 11 below. Employee acknowledges and agrees that such aggregate amount as the Company is obligated to pay under this subparagraph (a) shall be full compensation for all services rendered to Company after the Termination Date through May 31, 2002 and shall be in lieu of any payments under any Company policy relating to termination of Employee's employment at the expiration of the employment term provided in this paragraph 4;

(b)	During the employment period provided in this paragraph
4, Employee shall be entitled to participate in the medical, dental, disability and life insurance and other benefits (notwithstanding the foregoing Employee shall not be entitled to participate in any bonus or incentive compensation plan) on the same or similar terms as such benefits are provided to Company's other regular employees during such period; provided, however, that such benefits shall cease to be made available to Employee if the Company's obligation to make payment under subparagraph (a) has ceased prior to February 15, 2002; and, further, if, at any time, Employee becomes engaged in employment with any entity or person that offers such types of benefits and Employee is entitled to participate therein, then
Employee shall elect to participate in such benefits of the other employer and elects to terminate and cease to participate in the Company's benefits of such type as are available to him through his other employment; and

(c)	Options previously granted to Employee under the
Company's various stock option or incentive compensation plans shall continue to be exercisable or become exercisable in accordance with the terms thereof through termination of Employee's employment as a non-officer under this paragraph 4.

	5.	The payments provided for in subparagraphs 3(a) and
4(a) above shall be payable if and when but not unless, the Employee shall without additional compensation, fee, or other payment by the Company;

(a)	Refrain (independently of and without reference to
paragraph 11 hereof), after the expiration of a period of thirty (30) days from the mailing to him of written notice by the Secretary of the Company of a direction to do so, from engaging in the operation or management of a business, whether as owner, shareholder, partner, officer, employee or otherwise, which then shall be one in which the Employee could not engage without being in violation of his obligations not to compete as provided in paragraph 11 hereof;

(b) Refrain (independently of and without reference to paragraph 10 hereof) from disclosing to unauthorized persons information relative to the business, properties, products, technology or other assets of the Company or any of its subsidiaries which he shall have reason to believe is confidential; and

(c)	Refrain (independently of and without reference to
paragraph 9 hereof) from acting or conducting himself in a manner which he shall have reason to believe is inimical or contrary to the best interests of the Company.

In the event that the Employee shall fail to comply with any pro-vision of this paragraph 5, the Company's obligation to make any further payment provided for in subparagraph 4(a) above shall forthwith terminate and cease.

	6.	Employee acknowledges that the payments and other
considerations to be made to him pursuant to the terms of this Agreement exceed those to which he would be entitled in connection with the termination of his employment under the normal operation of any benefit plan, policy or procedure of the Company or under any previous agreement (written or oral) between him and the Company. Employee further acknowledges that the Company's agreement to provide such additional payments and considerations beyond his entitlement is conditioned upon his release of all claims against the Company and his compliance with the terms and conditions of this Agreement.

	7.	The consideration from the Company set forth herein
constitutes full settlement of any and all claims that the Employee may have against the Company and its subsidiaries, their respective successors, assigns, affiliates, or any of their officers, directors, shareholders, employees, agents or representatives, for compensation or otherwise in connection with or related to his employment or its termination, except for any and all claims arising out of the performance by the Company of this Agreement, including, but not limited to, rights under the Company's profit sharing and employee stock ownership plans.

	8.	In further consideration for the promises made by the
Company herein, the Employee, on behalf of himself, his agents, assignees, attorneys, heirs, executors, and administrators, fully releases the Company and it subsidiaries, and each of their successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees, and remedies of any type, by reason of any matter, act or omission arising out of or in connection with the Employee's employment with the Company or any of its subsidiaries or termination thereof, including but not limited to claims, demands or actions under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Civil Rights Act of 1986, the Age Discrimination in
Employment Act, the Older Workers Benefit Protection Act, as any of the foregoing are amended, any other federal, state or local statute or regulation regarding employment, discrimination in employment, or the termination of employment, and the common law of any state relating to employment contracts, public policy torts, wrongful discharge, or any other matter, including, without limitation, claims, demands or actions under the False
Claims Act or any qui tam rights, and claims under any prior contract (written or oral) relating to Employee's employment, compensation, or termination of employment, except, however, any and all claims arising out of the performance by the Company of this Agreement (the "Released Claims").

	9.	Company's Good Name.  Employee agrees that Employee
will at no time engage in conduct which injures, harms, corrupts, demeans, defames, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Company, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents, or the products sold by the Company, or its other properties or assets, including, without limitation, its computer systems hardware and software and its data or the integrity and accuracy thereof.

	10.	Confidentiality.

	A.	Definition of Proprietary Information.  For purposes of
this Agreement, the term "Proprietary Information" shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) to which Employee has received or may receive access or has developed or may develop, in whole or in part, as a direct or indirect result of his employment with the Company or any of its predecessors or subsidiaries, or in the course of his employment with the Company or any of its predecessors or subsidiaries, or through the use of any of the Company's or any of its predecessors or subsidiaries facilities or resources:

(1)	Customer lists, including, but not limited to, customer
names, customer requirements, and customer data;
supplier lists, including, but not limited to, supplier names, supplier capabilities, and supplier data;
marketing techniques; practices; methods; plans;
systems; processes; purchasing information; price lists; pricing policies; quoting procedures; product information; operating policies and procedures;
financial information; and other materials or information relating to the manner in which the Company does business;

(2)	Discoveries, concepts and ideas, whether patentable or
not, or copyrightable or not, including, but not limited to, the nature and results of research and development activities, processes, formulas, techniques, "know-how", designs, drawings and specifications;

(3)	Any other materials or information related to the
business or activities of the Company (or by any of its predecessors in business) which are not generally known to others engaged in similar businesses or activities or which could not be gathered or obtained without significant expenditure of time, effort and money; and

(4)	All inventions and ideas which are derived from or
relate to Employee's access to or knowledge of any of the above enumerated materials or information.

The Proprietary Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or generally utilized by others engaged in the same business or activities in the course of which the Company utilized, developed or otherwise acquired such information or materials and which Employee has gathered or obtained from such other public sources by his own expenditure of significant time, effort and money. Failure to mark any of the Proprietary Information as confidential shall not affect its status as part of the Proprietary Information under the terms of this Agreement.

	B.	Ownership of Proprietary Information.  Employee agrees
that the Proprietary Information is and at all times shall remain the sole and exclusive property of the Company.

	C.	Non-Disclosure of Proprietary Information.  Employee
represents, warrants and agrees that he has not and will not (except in the proper course of his employment), either during or after the period of his employment with the Company, made or make use of, disseminated or disseminate, published or publish, or disclosed or disclose to any person, firm, company, association, or other entity, and shall use his best endeavors to prevent the use, dissemination, publication, or disclosure of, any Proprietary Information.


	11.	Non-Competition.

	A.	Restrictions.  Employee agrees that, during the period
from the date this Agreement is signed through May 31, 2002, he will not, except with the approval of the Chairman of the Board of the Company, directly or indirectly (whether or not for compensation or profit):

	1.	Engage in any business or enterprise the nature of
which is competitive with that of the Company as described in the Preamble to this Agreement as The
Business in the territories served by the Company (a
"Prohibited Business"); or

	2.	Participate as an officer, director, creditor,
promoter, proprietor, associate, agent, employee, partner, consultant, sales representative or otherwise, or directly or indirectly own any interest in any person or entity involved in any Prohibited Business;
or

	3.	Canvas, call upon, solicit, entice, persuade, or
induce any individual or entity which, during Employee's term of employment with the Company, was or is a customer or supplier, or proposed customer or supplier, of the Company upon whom Employee called or whose account he supervised on behalf of the Company, for the following:

(a)	to purchase (with respect to customers) or
sell (with respect to suppliers) products of the types or kinds sold by the Company or which could be substituted for (including, but not limited to, rebuilt products), or which serve the same purpose or function as, products sold by the Company (all of which products are herein sometimes referred to, jointly and severally as "Prohibited
Products"), or

(b)	to request or advise any such customer or
supplier to withdraw, curtail or cancel its business with the Company, and

Employee shall not approach, respond to, or otherwise deal with any such customer or supplier for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity; or

	4.	For himself or for or through any other individual
or entity call upon, solicit, entice, persuade, induce or offer any individual who, during Employee's term of employment with the Company, was an employee of the Company, employment or with respect to employment by any one other than the Company, or request or advise any such employee to cease employment with the Company, and Employee shall not approach, respond to, or otherwise deal with any such employee for any such purpose, or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

Each obligation of each subparagraph and provision of this paragraph A. shall be independent of any obligation under any other subparagraph or provision hereof.

	B.	Permitted Activities.  Anything above to the contrary
notwithstanding:

1. Employee may, after the date of this Agreement, own as an inactive investor, securities of any corporation engaged in any Prohibited Business which is publicly traded on a national securities exchange or in the over-the-counter market, so long as the holdings of Employee, directly or indirectly, in the aggregate, constitute less than 1% of the outstanding voting securities of such corporation;

2. Employee may act as a representative for entities that are or have been customers or suppliers of the Company for the purpose of purchasing for, or selling to, such entities products other than Prohibited
Products; and

3.	Employee may purchase Prohibited Products which he
resells to the Company.

	12.	Employee acknowledges and agrees to Employee's
obligations of confidentiality, use of information and return of Company property as set forth in the Company's Corporate Code of Conduct and Employee Handbook and without limiting the foregoing or the following, the Employee further agrees that all notes, data, reference materials, memoranda, files and records, including without limitation computer reports, financial, accounting, employee, customer, vendor and product data, reports or records, lists and information, process manuals and notes, drawings, and technology manuals and notes, in any way relating to any of the Company's or its predecessors' or subsidiaries' businesses, operations or products shall belong exclusively to Company, and Employee agrees to turn over to Company all copies of such materials and all keys, equipment and other Company property in Employee's possession or control at the request of Company or, in the absence of such a request, upon the Termination Date. Employee shall immediately refrain from seeking access to or utilization of Company's (a) telephonic voice mail, E-mail or message system, (b) computer system, and
(c) computer data bases and software.

	13.	Employee acknowledges that the restrictions contained
in this Agreement will not prevent him from obtaining such other gainful employment he may desire to obtain or cause him any undue hardship and are reasonable and necessary in order to protect the legitimate interests of the Company and that violation thereof would result in irreparable injury to the Company. Employee therefor acknowledges and agrees that in the event of a breach or threatened breach by Employee of the provisions of paragraphs 9, 10, 11 or 12, the Company shall be entitled to an injunction restraining Employee from such breach or threatened breach and shall be entitled to terminate all payments otherwise to be made to or for the benefit of Employee under the provisions of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach. The parties hereto desire that this paragraph 13 and paragraphs 9, 10, 11 and 12 shall be fully enforceable in accordance with the terms hereof and thereof, but if any portion is held unenforceable or void or against public policy by any court of competent jurisdiction, the remainder shall continue to be fully enforceable in accordance with its terms or as it may be modified by such court. If, however, such provisions are not enforced in accordance with their terms there shall be a corresponding reduction in the consideration provided in this Agreement. The period of restriction specified in paragraph 11 shall abate during the time of any violation thereof, and the portion of such period remaining at the commencement of the violation shall not begin to run until the violation is cured.

	14.	The provisions of this paragraph 14 and of paragraphs
9, 10, 11, 12 and 13 shall survive the termination or expiration of this Agreement for any reason.

	15.	Employee's death shall not terminate the Company's
obligation to pay the amounts it would otherwise be obligated to pay Employee under subparagraphs 3(a) or 4(a). In the event of Employee's death prior to payment of all amounts due under subparagraphs 3(a) and 4(a), such amounts thereafter shall be paid to Employee's estate or, if Employee has provided Company with written direction prior to his death of an alternative beneficiary, to the beneficiary so designated by Employee in such written direction; provided, however, that the amount of such payments shall be reduced by the amount, if any, of any payment under any life insurance paid or to be paid to Employee's estate or other beneficiary under any life insurance provide Employee as a benefit under this Agreement. Such payments shall be made on the dates and to the extent subparagraphs 3(a) or 4(a), as the case may be, would require them to be made to Employee if he were still alive.

	16.	The Employee understands and agrees that the existence
and terms of this Agreement are confidential and shall not be disclosed to any third party except Employee's immediate family or Employee's counsel or accountant without the prior written consent of the Company, except as may be required by law and in response to a lawful subpoena in which event Employee shall provide prompt notice to the Company.

	17.	The existence and execution of this Agreement shall not
be considered, and shall not be admissible in any proceeding, as an admission by the Employee or the Company, or any of its agents or employees, of any liability, error, violation or omission.

	18.	It is agreed that:

	(a)	This Agreement shall be binding upon the parties
hereto, their heirs, legal representatives, successors and assigns and shall inure to their respective benefits.

	(b)	This Agreement shall not be subject to change,
modification, or discharge, in whole or in part, except by written instrument signed by the parties; provided, however, that if any of the terms, provisions or restrictions of paragraphs 9, 10, subparagraphs A.1, A.2, A.3, A.4, or B of paragraph 11, or paragraph 12 are held to be in any respect unreasonable restrictions upon Employee, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates or effect any other change to the extent necessary to render any of said terms, provisions or restrictions enforceable.

	(c)	The failure by the Company to insist upon strict
compliance by the Employee with respect to any of the terms or conditions hereof shall not be deemed a waiver or relinquishment of any other terms or conditions nor shall any failure to exercise any right or power hereunder at one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

	(d)	This Agreement shall be governed and construed in
accordance with the laws of the State of Illinois.

	(e)	All notices required to be given hereunder to the
Company shall be addressed to its principal executive office at 40W267 Keslinger Road, LaFox, Illinois 60147;
attention: William G. Seils, by certified or registered mail. All notices required or to be given hereunder to the Employee shall be addressed to the Employee at his residence as last reflected on the records of the Company, by certified or registered mail. Notice shall be deemed given if delivered in person to William G.
Seils on behalf of the Company or to the Employee, or if mailed, when deposited in the United States Mail addressed as aforesaid.

	19.	The Employee acknowledges that Employee had an adequate
opportunity of at least 21 days to review this Agreement and General Release and consult with such persons, including legal counsel, as he saw fit, that Employee fully understands its terms, that Employee was not coerced into signing it, that Employee has signed it knowingly and voluntarily, and that he has not relied on any promise or representation (written or oral) other than those expressly set forth herein.

	20.	This Agreement and General Release shall take effect
seven days after the Employee signs it. The Employee has the right to revoke this Agreement and General Release during that seven day period. In order to revoke the Agreement and General Release, the Employee must notify the undersigned representative of the Company, in writing, of his decision to revoke, and that notice must be received by the undersigned representative of the Company no later than seven days after the Employee signed the Agreement and General Release. If the Employee revokes this Agreement and General Release, he must promptly repay to the Company all consideration paid to the Employee under the provisions hereof.

	IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement the day and year written below their respective signatures.

EMPLOYEE						                     RICHARDSON ELECTRONICS, LTD.


____________________________				By: ________________________________
David Gilden							                   Edward J. Richardson,
                                						Chairman of the Board

Dated:__________________				    Dated:___________________
Subscribed and sworn to
before me this _______ day
of March, 1997
____________________________
Notary Public